EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

            This Employment Agreement (the "Agreement"), dated as of April 1, 2009, is entered into by and among Six Flags, Inc., a Delaware corporation ("SF"), Six Flags Operations Inc., a Delaware corporation, and Six Flags Theme Parks Inc., a Delaware corporation (collectively, the "Company"), and Mark Shapiro (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Executive is currently employed by SF pursuant to that certain Employment Agreement between Executive and SF dated as of September 26, 2006, as amended (the "Existing Employment Agreement");

            WHEREAS, the Company and Executive desire to modify the terms and conditions of Executive's continued employment by entering into this Agreement; and

            WHEREAS, this Agreement shall supersede and replace the Existing Employment Agreement (except with regard to outstanding equity awards granted in accordance therewith).

            NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

            1. Term of Employment. The term of Executive's employment by the Company pursuant to this Agreement shall commence on the date hereof (the "Effective Date") and shall expire on the fourth anniversary of the Effective Date (the "Term"), subject to earlier termination in accordance with Section 4 hereof.

            2. Position, Duties and Location. During the Term,

                  (a) Position and Duties. Executive shall serve as the President and Chief Executive Officer of the Company, with the duties and responsibilities customarily assigned to such position and such other customary duties as may reasonably be assigned to Executive from time to time by the Board (as defined below) consistent with such position. Executive shall at all times report solely and directly to the Board. All other employees will report to Executive either directly or through other employees as determined by Executive.

                  (b) Attention and Time. Executive shall devote substantially all his business attention and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for Executive to
(i) serve on industry, trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive's duties and responsibilities as described herein. Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld.

                  (c) Location. Executive's principal place of employment shall be located in New York, New York; provided that Executive shall travel and shall render services at other locations, both as may reasonably be required by his duties hereunder.

            3. Compensation.

                  (a) Base Salary. During the Term, Executive shall receive a base salary (the "Base Salary") at an annual rate of $1,300,000. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that Executive's Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.

                  (b) Annual Bonus. During the Term, Executive shall be paid an annual cash bonus based on the attainment of performance targets in accordance with Exhibit A hereto. The "Target Bonus" shall be $1,300,000 and the "Maximum Bonus" shall be $2,600,000. The annual bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company but no later than 2 1/2 months following the end of each fiscal year of the Company. For the avoidance of any doubt, the annual bonus earned by Executive for fiscal year 2009 shall be calculated on results for the full fiscal year and shall not be prorated on account of the Effective Date.

                  (c) Success Fee. Upon the first to occur of: (i) the closing date of SF's proposed Exchange Offer for its Senior Notes or (ii) the emergence of the Company from a chapter 11 bankruptcy (the first to occur of (i) or (ii), a "Triggering Event"), the Company shall pay Executive a lump sum cash payment of $2,000,000 within ten (10) business days. In addition, if Executive remains employed by the Company until the first anniversary of the Triggering Event, the Company shall pay Executive a lump sum cash payment of $1,000,000 within ten
(10) business days of such anniversary date; provided that, if Executive's employment is terminated (i) by the Company without Cause (as defined below),
(ii) by Executive for Good Reason (as defined below), (iii) by Executive without Good Reason under circumstances where he is entitled to receive the payments and benefits specified in Section 4(c)(i) or Section 4(c)(ii) below or (iv) due to Executive's death or Disability (as defined below), in each instance, on or after the occurrence of a Triggering Event but prior to the first anniversary of the Triggering Event, such amount shall instead be paid to Executive within ten
(10) business days of the date of termination.

                  (d) Equity Awards. Immediately following a Triggering Event, SF shall issue Executive restricted shares of SF's common stock (the "Common Stock") equal to 1.25% of the amount of outstanding shares of Common Stock on such date (the "Restricted Stock") and options to purchase an additional 1.25% of the outstanding shares of Common Stock on such date (the "Options"). For purposes of the preceding sentence, the number of shares of Common Stock outstanding on such date shall be determined immediately after the issuance of
(i) the Restricted Stock and Options and (ii) any other shares, options, shares of restricted stock or warrants issuable in connection with the Triggering Event. Subject to the provisions hereof, the Restricted Stock shall vest in four equal annual installments commencing on the first anniversary of the Effective Date, provided that Executive remains employed by the Company through each applicable vesting date. Subject to the provisions hereof, the Options shall vest and become exercisable on the fourth anniversary of the Effective Date, provided that Executive remains employed by the Company on such vesting date. The exercise price of the Options will be equal to the market price per share of the Common Stock on the date of issuance.

                  (e) Other Compensation and Benefits. During the Term, the Company shall provide and Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement, including any non-qualified or deferred compensation or retirement programs made available now or in the future to senior executives of the Company on a basis no less favorable than provided any other senior executive of the Company; provided that Executive complies with the conditions attendant with coverage under such plans or arrangements. In addition to the Company's group insurance policies, the Company shall provide Executive with term life insurance with a death benefit equal to his Base Salary and with a disability insurance policy that provides for full income replacement for the first thirty-six (36) months of Executive's Disability after which time the standard disability benefit available to senior executives shall apply to Executive. Full income shall include Base Salary for the year in which disability occurs plus the greater of the actual bonus for the year prior to the occurrence of disability or the Target Bonus for the year in which disability occurs. Except as expressly provided in this Agreement, nothing contained herein shall be construed to prevent the Company from modifying or terminating any plan or arrangement, not including the annual bonus plan described in Section 3(b), in existence on the date hereof provided that no such modification or termination adversely affects any award or other entitlement previously granted to Executive. Without limiting the generality of the foregoing, Executive shall be entitled to no less than four weeks of paid vacation per calendar year. The Company shall also reimburse Executive for the cost (including travel costs) of an annual physical exam provided by an executive health program selected by Executive.

                  (f) Perquisites; Expenses. During the Term, Executive shall be entitled to perquisites no less favorable than those provided to any other senior executive of the Company. In addition, the Company shall promptly pay or, if such expenses are paid directly by Employee, Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive's duties under this Agreement, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation. Executive shall be reimbursed for the cost of commutation (by train, car or car service at Executive's discretion) between his home and the Company's office and between his home and an airport and at all other times when traveling on Company business. When traveling on company business, Executive shall be entitled to use any aircraft owned or leased by the Company ("Company Aircraft") or fly commercial first-class. Any other use of Company Aircraft shall be governed by applicable Company policy.

                  (g) Additional Compensation and Benefits. Nothing contained in this Agreement shall limit the Board in awarding, in its discretion, additional compensation and benefits to Executive.

            4. Termination of Employment; Change in Control.

                  (a) Death; Disability; Termination For Cause. Executive's employment shall terminate automatically upon his death or Disability. The Company may terminate Executive's employment for Cause. It shall not be deemed to be a breach of this Agreement for the Executive to voluntarily terminate his employment without Good Reason. Upon a termination of Executive's employment (i) due to Executive's death or Disability, or (ii) by the Company for Cause or by the Executive without Good Reason, Executive (or, in the case of Executive's death, Executive's estate and/or beneficiaries) shall be entitled to: (A) unpaid Base Salary through the Date of Termination (as defined below); (B) any earned but unpaid bonus for the prior fiscal year; (C) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, including insurance policies but excluding any severance program or policy and (D) any expenses owed to Executive ((A), (B), (C) and (D) collectively, the "Accrued Amounts"). Except as provided in the preceding sentence, Executive shall have no further right or entitlement under this Agreement to payments arising from termination of his Employment by the Company for Cause or by Executive without Good Reason. In the event of a termination of Executive's employment due to Executive's death or Disability, Executive (or in the case of Executive's death, Executive's estate and/or beneficiaries) shall be entitled to a lump-sum cash amount equal to the Target Bonus for Executive for the year of termination pro-rated based on the number of days from the beginning of the year through the Date of Termination divided by the total number of days in the year of termination and all options and shares of restricted stock previously granted to Executive shall fully vest and all outstanding options shall remain exercisable for their originally scheduled respective terms (other any options granted to Executive prior to the date hereof that do not so provide for such continued exercisability in accordance with its terms).

                  (b) Termination Without Cause or for Good Reason. The Company may terminate Executive's employment without Cause and Executive may terminate his employment for Good Reason, in each case upon thirty days prior written notice. In the event that, during the Term, the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company within ten (10) business days:

            (i) the Accrued Amounts plus a lump sum cash amount equal to the Target Bonus for Executive for the year of termination pro-rated based on the number of days from the beginning of the year through the Date of Termination divided by the total number of days in the year of termination;

            (ii) a lump sum cash severance payment equal to the unpaid balance of the Base Salary and the Target Bonuses Executive would have been entitled to for the balance of the Term measured from the Date of Termination to the expiration date of the Term, but in no event shall such lump sum be less than three times the sum of (X) Executive's Base Salary and (Y) annual bonus; the severance payable shall be computed based upon (A) Executive's highest Base Salary in effect at any time during his employment with the Company and (B) Executive's actual annual bonus as provided for in this Agreement for the most recent completed fiscal year of the Company prior to the Date of Termination;

            (iii) continued coverage for a period of thirty-six (36) months commencing on the Date of Termination or until Executive receives comparable coverage (determined on a benefit-by-benefit basis) from a subsequent employer
(A) for Executive (and his eligible dependents, if any) under the Company's health plans (including medical and dental) and other welfare benefit plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) and (B) under any Company-provided life insurance and disability insurance policies and plan under which Executive was insured immediately prior to the Date of Termination; and

            (iv) full vesting of all options and shares of restricted stock previously granted to Executive, with all outstanding options remaining exercisable for their originally scheduled respective terms (other than any incentive stock options granted to Executive prior to the date hereof that do not provide for such continued exercisability in accordance with their terms).

                  (c) Change in Control; Significant Change in Board
Composition.

            (i) In the event of a Change in Control (as defined below), all options and shares of restricted stock previously granted to Executive shall fully vest and all outstanding options shall remain exercisable for their originally scheduled respective terms (other than incentive stock options granted to Executive prior to the date hereof that do not provide for such continued exercisability in accordance with their terms). If, during the ninety
(90) day period following a Change in Control, Executive's employment is voluntarily terminated by Executive without Good Reason, Executive shall be entitled to receive the payments and benefits specified in Section 4(b) above.

            (ii) If, during the ninety (90) day period following a Significant Change in Board Composition (as defined below), Executive's employment is voluntarily terminated by Executive without Good Reason, in addition to the Accrued Amounts and pro-rata bonus specified in Section 4(b)(i), Executive shall be entitled to receive (A) 50% of the payment specified in Section 4(b)(ii) above within ten (10) business days, (B) the continued coverage specified in
Section 4(b)(iii) above for a period of eighteen (18) months, and (C) full vesting of 50% of all unvested options and shares of restricted stock previously granted to Executive.

            (iii) Notwithstanding the foregoing, under no circumstances may Executive receive payments and benefits under both Section 4(c)(i) above and
Section 4(c)(ii) above.

                  (d) Definitions. For purposes of this Agreement, the following definitions shall apply:

            (i) "Affiliate" of a person or other entity shall mean: a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

            (ii) "Board" shall mean the Board of Directors of SF.

            (iii) "Cause" shall mean: (A) Executive's willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder, which is not remedied within fifteen (15) days after receipt of written notice from the Company specifying such failure; (B) Executive's willful malfeasance or gross neglect in the performance of his duties hereunder resulting in material harm to the Company; (C) Executive's conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any Affiliate; or (E) Executive's willful material breach of any material provision of this Agreement (as determined in good faith by the Board) which is not remedied within fifteen
(15) days after (I) receipt of written notice from the Company specifying such breach and (II) the opportunity to appear before the Board. For purposes of the preceding sentence, no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company.

            (iv) "Change in Control" shall mean: (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but excluding any employee benefit plan of SF) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SF representing thirty-five percent (35%) or more of the combined voting power of SF's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; (B) at any time, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board; (C) a sale of all or substantially all of the assets of SF or (D) any merger, consolidation or like business combination or reorganization of SF, the consummation of which would result in the occurrence of any event described in clause (A) or (B) above. Only one (1) Change in Control may occur during the Term.

            (v) "Continuing Directors" shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

            (vi) "Date of Termination" / "Notice of Termination" Any termination of Executive's employment by the Company or by Executive under this Section 4 (other than termination due to death) shall be communicated by a written notice to the other parties hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and specifying a "Date of Termination" (a "Notice of Termination") which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice. A Notice of Termination submitted by the Company may provide for a "Date of Termination" on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion not to exceed thirty (30) days following the date of such notice. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company thereafter from asserting such fact or circumstance within a period of six months from the Date of Termination in order to enforce Executive's or the Company's otherwise applicable rights hereunder.

            (vii) "Disability" shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, "Disability" shall mean Executive's permanent physical or mental injury, illness or other condition that prevents Executive from performing his duties to the Company for a total of six
(6) months during any twelve (12) month period, as reasonably determined by a physician selected by Executive and acceptable to the Company or the Company's legal representative (such agreement as to acceptability not to be withheld unreasonably).

            (viii) "Good Reason" shall mean the occurrence, without Executive's express written consent, of: (A) an adverse change in Executive's employment's title or change in Executive's duty to report solely and directly to the Board;
(B) a diminution in Executive's employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any reduction in Base Salary, Maximum Bonus or Target Bonus as set forth in Section 3(b); (D) a relocation of Executive's principal place of employment to a location outside of the New York area that would unreasonably increase Executive's commute; (E) at any time during the Term failure of Executive to be nominated for election as a director of the Company throughout the Term or removal of Executive as a director of the Company by the Board other than for Cause; or (F) any breach by the Company of any material provision of this Agreement (including but not limited to any breach of its obligations under Section 3 hereof) which, in the case of this clause (F) only, is not cured within fifteen (15) days after written notice is received from Executive.

            (ix) "Significant Change in Board Composition" shall mean, at any time, the Continuing Directors for any reason cease to constitute a portion of the Board that is at least equal to a majority of the Board plus two (2) additional Board memberships.

            (x) "Subsidiary" of the Company shall mean: any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.

            5. Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive shall not, at any time during Executive's employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Company (collectively, "Confidential Information"), obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Executive's rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided that, if, in any circumstance described in clause (iii), Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company's sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, "Confidential Information" shall not include information that is or becomes publicly known outside the Company or any of its subsidiaries other than due to a breach of Executive's obligations under this paragraph.

            6. Return of Information. Executive agrees that at the time of any termination of Executive's employment with the Company or expiration of the Term, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive shall deliver to the Company (at the Company's expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information (other than as he properly is retaining in connection with an action or other proceeding as noted in clause (ii) or (iii) of Section 5) which are in Executive's possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive's compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.

            7. Noncompetition and Noninterference.

                  (a) General. Subject to Section 7(c), in consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, during Executive's employment with the Company other than in carrying out his duties hereunder and for a period of one (1) year after any termination of employment (i) render services to a Competitor, regardless of the nature thereof, (ii) engage in any activity which is in direct conflict with or materially adverse to the interests of the Company or any Subsidiary, (iii) directly or indirectly recruit, solicit or induce, any employee, consultant or independent contractor of the Company or any Subsidiary, to terminate, alter or modify such person's employment or other relationship with the Company or any Subsidiary, nor (iv) directly or indirectly solicit any then current customer or business partner of the Company or any Subsidiary to terminate, alter or modify its relationship with the Company or the Subsidiary or to interfere with the Company's or any Subsidiary's relationships with any of its customers or business partners on behalf of any enterprise that is a competitor with the Company or a Subsidiary.

                  (b) Definition. For purposes of this Agreement, "Competitor" shall mean any business or enterprise in the theme park business. Notwithstanding the foregoing, Executive's provision of services to an Affiliate or unit of a Competitor that is not directly engaged in the theme park business, or service in an executive corporate capacity of an entity that has a theme park division, such as The Walt Disney Company or General Electric, shall not be a violation of the restrictions of this Section 7. Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.

                  (c) Expiration of Term. If Executive's employment with the Company ceases following expiration of the Term, the provisions of Section 7(a) shall remain in effect; provided that clauses (i) and (ii) of Section 7(a) shall apply for a period of six (6) months, rather than twelve (12) months, following the expiration of the Term. If Executive remains employed by the Company at the expiration of the Term, (i) the Company will pay Executive, within ten (10) business days, a lump sum cash amount equal to (1) eighteen (18) months' of Executive's Base Salary plus (2) the annual bonus of the Executive for the immediately prior fiscal year of the Company, and (ii) all options and shares of restricted stock previously granted to Executive shall fully vest and all such outstanding options shall remain exercisable for their originally scheduled respective terms (other than incentive stock options granted to Executive prior to the date hereof that do not provide for such continued exercisability in accordance with their terms).

            8. Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 7 above (the "Restrictive Covenants") is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive's obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

            9. Indemnification.

                  (a) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by him in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

                  (b) Neither the failure of the Company (including its board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 9(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.

                  (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives until such time as suits against Executive are no longer permitted by law.

                  (d) Nothing in this Section 9 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Executive would otherwise have under the Company's certificate of incorporation or by-laws or under applicable law.

                  (e) In addition, the Company agrees to indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys' fees), judgments, fines and amounts incurred by Executive in connection with any claim, action, suit or proceeding arising as a result of Executive's alleged or actual violation of any existing contractual or other restrictions on Executive's employment or business activities if such violation occurs as a result of Executive's entering into this Agreement or his rendering, or having rendered, services to the Company or to any Subsidiary.

            10. Arbitration. In the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive's employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. All out-of-pocket costs and expenses reasonably incurred by Executive in connection with such arbitration (including attorneys' fees) shall be paid by the Company unless the arbitrator determines that Executive shall have brought a claim in bad faith or without any reasonable basis.

            11. Mutual Representations.

                  (a) Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

                  (b) Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof
(i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement do not require the consent of any other person.

                  (c) The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the person signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  (d) Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

            12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered
(i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

                  If to the Company:

                  Six Flags, Inc.
                  1540 Broadway; 15th Floor
                  New York, New York 10036

                  Attention: James M. Coughlin, Esq.

                  Fax: (212) 354-3089

                  If to Executive:

                  Mark Shapiro
                  c/o Six Flags, Inc.
                  1540 Broadway; 15th Floor
                  New York, New York 10036

            13. Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            14. Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

            15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            16. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            17. No Waiver. Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.

            18. No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment. The Company's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

            19. Section 409A. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a "deferral of compensation" subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive's employment would be subject to the Section 409A additional tax because Executive is a "specified employee" (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive's employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive's Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a "deferral of compensation" within the meaning of
Section 409A shall be paid or provided only upon a "separation from service" as defined in Treas. Reg. ss. 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation ss.ss. 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation ss. 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation ss. 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive's "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive's "separation from service" occurs. To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Any Gross-Up Payment (as defined below) shall in all events be paid to Executive no later than the end of the taxable year next following the taxable year in which the Excise Tax (as defined below) and any other taxes or interest or penalties thereon on a Payment (as defined below) are remitted to the Internal Revenue Service or any other applicable taxing authority.

            20. Tax Gross-Up.

                  (a) Definitions. The following terms shall have the following meanings for purposes of this Section 20:

            (i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed, together with any interest or penalties imposed with respect to such excise or other similar tax.

            (ii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax shall apply to such Payment.

            (iii) A "Payment" shall mean any payment, benefit, entitlement or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

            (iv) The "Safe Harbor Amount" means 2.99 times Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

            (v) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

                  (b) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 20(b), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed one hundred ten percent (110%) of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(b)(ii), and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 20(b). The Company's obligation to make Gross-Up Payments under this Section 20 shall not be conditioned upon Executive's termination of employment.

                  (c) Subject to the provisions of Section 20(d), all determinations required to be made under this Section 20, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 20, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that shall not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 20(d) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (d) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take any such action for which there is substantial authority in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim; provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 20(d), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (e) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive's behalf pursuant to Section 20(d), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 20(d), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive's behalf pursuant to Section 20(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (f) Notwithstanding any other provision of this Section 20, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

            21. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

            22. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including the Existing Employment Agreement (except with regard to outstanding equity awards granted in accordance therewith). In the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Executive, the provisions most favorable to Executive shall govern.

            23. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to give effect to such rights and obligations.

            24. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, Executive and the Company have caused this Agreement to be executed as of the date first above written.



                                    SIX FLAGS, INC.



                                    By:      /s/ Harvey Weinstein
                                       --------------------------------------
                                          Name:  Harvey Weinstein
                                          Title: Chairman of the Compensation
                                                 Committee



                                    SIX FLAGS OPERATIONS INC.



                                    By:      /s/ James M. Coughlin
                                       --------------------------------------
                                          Name:  James Coughlin
                                          Title: General Counsel



                                    SIX FLAGS THEME PARKS INC.



                                    By:      /s/ James M. Coughlin
                                       --------------------------------------
                                          Name:  James Coughlin
                                          Title: General Counsel



                                    /s/ Mark Shapiro
                                    -----------------------------------------
                                    Mark Shapiro

                                    EXHIBIT A
                                    ---------

                            Annual Bonus Parameters


Definitions:

"Performance Parameters" shall mean the following, as determined annually by the
Board:

(a) Budgeted Adjusted EBITDA: Total budgeted Adjusted EBITDA (as defined in the Company's earnings releases).

(b) Budgeted Free Cash Flow: Total Budgeted Free Cash Flow (as defined in the Company's earnings releases).

(c) Budgeted Attendance: Total budgeted attendance.

(d) Budgeted In-Park Net Revenue Per Capita: Total budgeted in-park net revenue per capita.

(e) Budgeted Sponsorship/Licensing Revenue: Total budgeted sponsorship/licensing revenue.

Rules for Calculation of Annual Bonus:

Any annual bonus payable under Section 3(b) of this Agreement, shall be determined annually by the compensation committee of the Board (the "Committee") in accordance with the rules below. All determinations by the Committee shall be final and binding on Executive. All Adjusted EBITDA and other bonus targets shall be determined by reference to the Company's Budget for each year as approved by the Board. The Committee shall work with the Executive to determine appropriate bonus targets for any items that are not specifically contained in the Company's Budget each year.

1. Subject to the other rules, the Performance Parameters shall be weighted as follows in determining the amount of the annual bonus: Budgeted Adjusted EBITDA:
50% and 12.5% for each of the remaining Performance Parameters.

2. No annual bonus whatsoever shall be payable in respect of a given fiscal year if actual Adjusted EBITDA for such year is less than 90% of Budgeted Adjusted EBITDA.

3. If actual results for a given Performance Parameter are less than 90% of the Performance Parameter, no amount shall be payable in respect of such Performance Parameter.

4. If actual Adjusted EBITDA for a given fiscal year equals or exceeds 90% of Budgeted Adjusted EBITDA, and the results for any given Performance Parameter (including Budgeted Adjusted EBITDA) equals or exceeds 90% of the Performance Parameter, then the amount payable in respect of such parameter shall be determined by multiplying the product of the Target Bonus and the weight ascribed to the Performance Parameter in Rule 1 above by the appropriate multiplier below:

      Multiplier             Performance Level
      ----------             -----------------

      0.5                    Actual Performance equals 90% of the
                             Performance Parameter (including Budgeted Adjusted EBITDA)

      0.75                   Actual Performance equals 95% of the
                             Performance Parameter (including Budgeted
                             Adjusted EBITDA)

      1.0 Actual Performance equals 100% of the Performance Parameter (including Budgeted Adjusted EBITDA)

      1.5 Actual Performance equals 105% of the Performance Parameter (including Budgeted Adjusted EBITDA)

      2.0 Actual Performance equals or exceeds 110% of the Performance Parameter (including Budgeted Adjusted EBITDA)

Determined                   Actual Performance exceeds 90% but is below
by                           110% of the Performance Parameter (including
interpolation                Budgeted Adjusted EBITDA)
between 0.5
and 2.0


5. If actual EBITDA for a given fiscal year is or exceeds 110% of Budgeted EBITDA, then Executive shall receive the Maximum Bonus notwithstanding the results of the other Performance Parameters.

6. Notwithstanding anything to the contrary above, Executive shall not receive an annual bonus greater than the Maximum Bonus.

7. If Executive's employment with the Company ceases upon expiration of the Term, Executive shall be entitled to a lump sum payment, within ten (10) business days, equal to the Target Bonus for Executive for the year of termination pro-rated based on the number of days from the beginning of the year through the Date of Termination divided by the total number of days in the year of termination.